The computation of net income per share for the three months ended March 31,
1995 and 1994 is as follows:   (000's omitted except per share data)

                                          THREE MONTHS ENDED
                                              MARCH 31,
                                              (UNAUDITED
                                           1995       1994
PRIMARY
Net income                              $   17,034   $  8,364

Average common shares outstanding           28,081     21,159
Dilutive common equivalent shares
  issuable upon the exercise of
  options currently outstanding to
  purchase common shares                       814        492
                                            28,895     21,651

Net income per share                   $       .59  $     .39

FULLY DILUTED

Net income                              $   17,034   $  8,364
Add: Adjustments to net income
     net of tax, related to
     convertible debentures                  5,521         --
  Adjusted net income                   $   22,555   $  8,364

Average common shares outstanding           28,081     21,159
Dilutive common equivalent shares
  issuable upon the exercise of options
  currently outstanding to purchase
  common shares                                815        492
Conversion of Debentures                     7,491         --
                                            36,387     21,651

Net income per share                    $      .62  $     .39
